INTERNATIONAL [LOGO] PAPER                             2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577-2196
News Release

   Media Contacts:                            Analyst Contacts:
   Carl Gagliardi                             Carol Tutundgy
   (914) 397-1666                             (914) 397-1632
   Michelle Sawatka                           Maryanne Rupy
   (914) 397-1652                             (914) 397-1626


              INTERNATIONAL PAPER REPORTS HIGHEST-EVER QUARTERLY
         SALES AND PROFITS; ANNOUNCES HIGHER DIVIDEND AND STOCK SPLIT

July 11, 1995

PURCHASE, N.Y. -- International Paper today reported record second-quarter net earnings of $316 million or $2.49 a share, a more than threefold increase over 1994 second-quarter net earnings of $91 million or $.73 a share, and raised its quarterly dividend from $.42 per common share to $.50 a share. The second-quarter performance was also a 28 percent increase over first-quarter earnings of $246 million or $1.95 a share.

     International Paper announced a two-for-one stock split, making the dividend $.25 per common share after the split. The company also declared a $1 a share dividend on its cumulative $4 preferred stock. Both were declared for the period from July 1, 1995 to September 30, 1995 payable September 15, 1995 to holders of record at the close of business on August 18, 1995.

     Second-quarter sales were $5.1 billion, a 40 percent increase over second-quarter 1994 sales of $3.6 billion and a 13 percent increase over first-quarter 1995 sales of $4.5 billion. The second-quarter sales, earnings and earnings-per-share amounts were a record for any quarter.

     During the quarter, International Paper increased its interest in Carter Holt Harvey Limited from 24 to just over 50 percent, acquiring control of the New Zealand-based pulp and paper company. International Paper's second-quarter results reflect the consolidation of Carter Holt Harvey beginning in May.

     "The second-quarter earnings for International Paper show that the highly favorable markets for this industry are continuing," said John A. Georges, chairman and chief executive officer. "We're seeing continued strong demand in essentially all of our paper and packaging product lines, and we expect it to continue. International Paper's acquisition of Carter Holt Harvey, together with our record growth in revenues so far this year, has transformed our sales rate to the $21 billion-a-year level."

     Printing papers earnings, including pulp, increased nearly 50 percent from the previous quarter, led by strong price gains in U.S. and European operations. Paper grades remained in tight supply.

     Packaging earnings also continued to rise, increasing approximately 45 percent from the previous quarter, with industrial packaging showing the largest gains. Sales and earnings of the distribution group were up slightly. Specialty products earnings were an improvement from the previous quarter. Earnings from forest products were lower than the previous quarter's, reflecting the weak demand for wood products while housing starts are down. Wood products prices have recovered in the last few weeks, Georges said, "but it's too early to tell whether this represents a change in trend."

     No action is necessary by the shareholders to receive the stock split.

     International Paper, headquartered in Purchase, N.Y., is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. International Paper has manufacturing operations in 28 countries and exports its products to more than 130 nations.

                                      ###

                          International Paper Company
                       Summary of Consolidated Earnings
                           Preliminary and Unaudited
             (In millions except for net sales and per share data)

                              Three Months Ended       Six Months Ended
                                    June 30,               June 30,
                              ------------------      -------------------
                                1995      1994          1995      1994
                               ------    ------        ------    ------
Net Sales (In Billions)        $  5.1    $  3.6        $  9.6    $  7.0
                               ------    ------        ------    ------
Earnings Before Interest,
 Minority Interest, Income
 Taxes and Cumulative Effect
 of Accounting Change             692       239         1,202       450

   Interest expense, net          138        86           242       163
                               ------    ------        ------    ------
Earnings Before Minority
 Interest, Income Taxes
 and Cumulative Effect of
 Accounting Change                554       153           960       287

   Provision for income
    taxes                         195        50           341        93

   Minority interest expense,
    net of taxes                   43        12            57        27
                               ------    ------        ------    ------
Earnings Before Cumulative
 Effect of Accounting Change      316        91(b)        562       167(c)

   Cumulative effect of
    change in accounting for
    start up costs                                                  (75)(a)
                               ------    ------        ------    ------
Net Earnings                   $  316    $   91(b)     $  562        92
                               ======    ======        ======    ======

Earnings Per Common Share

   Earnings Before Cumulative
    Effect of Accounting
    Change                     $ 2.49    $ 0.73(b)     $ 4.44    $ 1.34(c)

   Cumulative effect of
    change in accounting for
    start up costs                                                (0.60)(a)
                               ------    ------        ------    ------
Earnings Per Common Share      $ 2.49    $ 0.73(b)     $ 4.44      0.74
                               ======    ======        ======    ======
Average Shares Outstanding      126.8     124.6         126.6     124.4
                               ======    ======        ======    ======

(a) Effective January 1, 1994 a pre-tax charge of $125 million ($75 million after taxes or $0.60 per share) was recorded as the cumulative effect of the change in accounting for start up costs. The change in accounting for start up costs also resulted in additional operating earnings for the full year 1994 of $17 million ($10 million after taxes or $0.08 per share) for a net after-tax impact of $65 million or $0.52 per share. Quarterly earnings were restated to reflect the cumulative effect charge and the additional current-year income.

(b) $87 million or $0.70 per share before $6 million ($4 million after taxes or $0.03 per share) of additional earnings for the current-year effect of the change in accounting for start up costs.

(c) $159 million or $1.28 per share before $13 million ($8 million after taxes or $0.06 per share) of additional earnings for the current-year effect of the change in accounting for start up costs.

INTERNATIONAL PAPER
SALES BY BUSINESS SEGMENT
Preliminary and Unaudited
(In Millions)
                             Three Months           Six Months
                                Ended                 Ended
                               June 30,              June 30,
                           ----------------      ----------------
                            1995      1994        1995      1994
                           ------    ------      ------    ------
Printing Papers            $1,600    $1,035      $3,075    $1,990

Packaging                   1,160       825       2,115     1,580

Distribution                1,290       820       2,485     1,620

Specialty Products            815       640       1,530     1,265

Forest Products               515       445         900       870

Less: Intersegment Sales     (296)     (132)       (529)     (278)
                           ------    ------      ------    ------
                           $5,084    $3,633      $9,576    $7,047
                           ======    ======      ======    ======